UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	July 11, 2011

Ener1, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 40, New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(212) 920-3500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2011, Melissa Debes was appointed Chief Accounting Officer and Senior Vice President of Finance of Ener1, Inc. (the “Company”) and Chief Financial Officer of EnerDel, Inc., a subsidiary of the Company.

From 2001 through March 2010, Ms. Debes worked for Advanced Micro Devices (“AMD”), a global technology company dedicated to computing and graphic products.  From October 2008 through March 2010, Ms. Debes was a Corporate Vice President of Finance in Corporate Planning & Analysis, Product Group and Technology Finance.  As the head of corporate planning, Ms. Debes implemented a zero-based budget process for AMD with an emphasis on a more affordable break-even cost structure.  Her work led to cost reductions of over $200 million for AMD and helped AMD return to profitability after multiple years of losses.  Ms. Debes also developed an engineering tracking process, which redesigned tracking of technical projects, provided a business decision tool to measure product and customer profitability and eliminated poor performing projects.  Ms. Debes also lead the financial team that was responsible for product profitability and business support for five divisions and was also responsible for engineering expenses and business support for AMD’s customers.  From March 2005 through October 2008, Ms. Debes was Vice President of Finance in Global Sales and Marketing, where Ms. Debes led a global finance team with responsibility for revenue recognition, regional sales and implementation of a marketing program. Ms. Debes was also responsible for the integration of the chip-set and graphics products line into AMD’s platform/solution selling model.

Ms. Debes is 50 years old and holds a Bachelor of Science degree in Finance and Computer Information Systems from Arizona State University and a Master of Business Administration from the Thunderbird School of Global Management.

On July 11, 2011, Robert R. Kamischke relinquished his duties as Chief Accounting Officer and Vice President of Finance of the Company and Chief Financial Officer of EnerDel, Inc. and was appointed Vice President of Manufacturing Engineering of EnerDel, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

July 12, 2011	By:	/s/ Charles Gassenheimer
Name: Charles Gassenheimer
Title: Chairman and Chief Executive Officer